                                  EXHIBIT 11
                                  ----------

                          STATEMENT RE COMPUTATION OF
                          ---------------------------

                              PER SHARE EARNINGS
                              ------------------

                                                                      Exhibit 11
                                                                      ----------



                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1997 and 1996
                 (amounts in thousands, except per share data)

                                    Three months ended     Nine months ended
                                       September 30,         September 30,
                                    -------------------    ------------------
                                     1997         1996       1997       1996
                                    -------     -------    -------    -------
Net income                          $ 7,873     $ 6,631    $24,049    $21,608
                                    =======     =======    =======    =======

Weighted average shares
  outstanding                        23,243      22,905     23,122     22,857

Weighted average effect of
  common stock equivalents              727         669        760        588
                                    -------     -------    -------    -------

                                     23,970      23,574     23,882     23,445
                                    =======     =======    =======    =======

Primary net income per share        $  0.33     $  0.28    $  1.01    $  0.92
                                    =======     =======    =======    =======

                                                                     Exhibit 11
                                                                     ----------


                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1997 and 1996
                 (amounts in thousands, except per share data)

                                 Three months ended    Nine months ended
                                     September 30,        September 30,
                                 -------------------   ------------------
                                  1997         1996     1997        1996
                                 -------     -------   -------    -------
Net income                       $ 7,873     $ 6,631   $24,049    $21,608
                                 =======     =======   =======    =======

Weighted average shares
  outstanding                     23,243      22,905    23,122     22,857

Weighted average effect of
  common stock equivalents           798         729       877        750
                                 -------     -------   -------    -------

                                  24,041      23,634    23,999     23,607
                                 =======     =======   =======    =======

Fully diluted net income
per share                        $  0.33     $  0.28   $  1.00    $  0.92
                                 =======     =======   =======    =======

Primary net income per share     $  0.33     $  0.28   $  1.01    $  0.92
                                 =======     =======   =======    =======